Exhibit 10.36

LIMITED LIABILITY COMPANY/JOINT VENTURE AGREEMENT

OF

BR WATERFORD JV MEMBER, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF February 23, 2012

7.1	Allocation of Net Income and Net Losses Other than in Liquidation	14

7.2	Allocation of Net Income and Net Losses in Liquidation	14

7.3	U.S. Tax Allocations	14

Section 8.	Books, Records, Tax Matters and Bank Accounts	14

8.1	Books and Records	14

8.2	Reports and Financial Statements	15

8.3	Tax Matters Member	15

8.4	Bank Accounts	16

8.5	Tax Returns	16

8.6	Expenses	16

Section 9.	Management	16

9.1	Management	16

9.2	Affiliate Transactions	17

9.3	Other Activities	17

9.4	Operation in Accordance with REOC Requirements	17

9.5	FCPA	18

Section 10.	Confidentiality	19

Section 11.	Representations and Warranties	20

11.1	In General	20

11.2	Representations and Warranties	20

Section 12.	Sale, Assignment, Transfer or other Disposition	23

12.1	Prohibited Transfers	23

12.2	Affiliate Transfers	23

12.3	Admission of Transferee; Partial Transfers	24

12.4	Withdrawals	25

Section 13.	Dissolution	25

13.1	Limitations	25

13.2	Exclusive Events Requiring Dissolution	25

13.3	Liquidation	26

13.4	Continuation of the Company	26

Section 14.	Indemnification	26

14.1	Exculpation of Members	26

14.2	Indemnification by Company	27

14.3	General Indemnification by the Members	27

Section 15.	Sale Rights	28

15.1	Push / Pull Rights	28

15.2	Forced Sale Rights	29

Section 16.	Mediation of Disputes	31

16.1	Events Giving Rise to Mediation	31

16.2	Selection of Mediator	31

16.3	Mediation	31

Section 17.	Miscellaneous	31

17.1	Notices	31

17.2	Governing Law	32

17.3	Successors	33

17.4	Pronouns	33

17.5	Table of Contents and Captions Not Part of Agreement	33

17.6	Severability	33

17.7	Counterparts	33

17.8	Entire Agreement and Amendment	33

17.9	Further Assurances	33

17.10	No Third Party Rights	34

17.11	Incorporation by Reference	34

17.12	Limitation on Liability	34

17.13	Remedies Cumulative	34

17.14	No Waiver	34

17.15	Limitation On Use of Names	34

17.16	Publicly Traded Partnership Provision	35

17.17	Uniform Commercial Code	35

17.18	No Construction Against Drafter	35

 BR WATERFORD JV MEMBER, LLC
LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) is adopted, executed, and agreed to effective on February 23, 2012, by and among Bluerock Special Opportunity + Income Fund, LLC, a Delaware limited liability company (“SOIF”), and Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company (“SOIF II”), as Members (together, the “Members”), and SOIF and SOIF II, as Managers (together, the “Managers”).

WITNESSETH:

WHEREAS, BR Waterford JV Member, LLC, a Delaware limited liability company (the “Company”), was duly formed pursuant to the Act;

WHEREAS, the Members desire to participate in the Company for the purposes described herein;

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Definitions.

As used in this Agreement:

“Act” shall mean the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the applicable Fiscal Year after (i) crediting such Capital Account with any amounts which such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debiting such Capital Account by the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advisor” shall mean any accountant, attorney or other advisor retained by a Member.

“Affiliate” shall mean as to any Person any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. For the purposes of this Agreement, a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and/or decision making of such other Person, whether through the ownership of voting securities, by contract or otherwise. In addition, “Affiliate” shall include as to any Person any other Person related to such Person within the meaning of Code Sections 267(b) or 707(b)(1). Notwithstanding the foregoing, SOIF and SOIF II shall not be considered to be “Affiliates” of each other.

“Agreed Upon Value” shall mean the fair market value (net of any debt) agreed upon pursuant to a written agreement between the Members of property contributed by a Member to the capital of the Company, which shall for all purposes hereunder be deemed to be the amount of the Capital Contribution applicable to such property contributed.

“Agreement” shall mean this Limited Liability Company/Joint Venture Agreement, as amended from time to time.

“Applicable Adjustment Percentage” shall have the meaning set forth in Section 5.2(b)(3).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended or any other applicable bankruptcy or insolvency statute or similar law.

“Bankruptcy/Dissolution Event” shall mean, with respect to the affected party, (i) the entry of an Order for Relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors generally, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code without such petition being vacated, set aside or stayed during such period, (vi) an application by such party for the appointment of a receiver for the assets of such party, (vii) an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within sixty (60) days after filing, (viii) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date, (ix) an inability to meet its financial obligations as they accrue, or (x) a dissolution or liquidation.

“Bell BR Waterford Crossing JV” shall mean Bell BR Waterford Crossing JV, LLC, a Delaware limited liability company.

“Bell BR Waterford Crossing JV Operating Agreement” shall mean the Limited Liability Company/Joint Venture Agreement of Bell BR Waterford Crossing JV, as amended from time to time.

“Beneficial Owner” shall have the meaning provided in Section 5.7.

“BR REIT” shall have the meaning provided in Section 12.2(b)(i).

“Capital Account” shall have the meaning provided in Section 5.6.

“Capital Contribution” shall mean, with respect to any Member, the aggregate amount of (i) cash, and (ii) the Agreed Upon Value of other property contributed by such Member to the capital of the Company net of any liability secured by such property that the Company assumes or takes subject to.

“Cash Flow” shall mean, for any period for which Cash Flow is being calculated, gross cash receipts of the Company (but excluding Capital Contributions), less the following payments and expenditures (i) all payments of operating expenses of the Company, (ii) all payments of principal of, interest on and any other amounts due with respect to indebtedness, leases or other commitments or obligations of the Company (and other loans by Members to the Company), (iii) all sums expended by the Company for capital expenditures, (iv) all prepaid expenses of the Company, and (v) all sums expended by the Company which are otherwise capitalized.

“Certificate of Formation” shall mean the Certificate of Formation of the Company, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

“Collateral Agreement” shall mean any agreement, instrument, document or covenant concurrently or hereafter made or entered into under, pursuant to, or in connection with this Agreement and any certifications made in connection therewith or amendment or amendments made at any time or times heretofore or hereafter to any of the same.

“Company” shall mean BR Waterford JV Member, LLC, a Delaware limited liability company organized under the Act.

“Company Interest” shall mean all of the Company’s interest in Bell BR Waterford Crossing JV, including its limited liability company interest and its managerial interest therein.

“Company Minimum Gain” shall have the meaning given to the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” shall have the meaning provided in Section 10(a).

“Default Amount” shall have the meaning provided in Section 5.2(b).

“Default Loan” shall have the meaning provided in Section 5.2(b)(1).

“Default Loan Rate” shall have the meaning provided in Section 5.2(b)(1).

“Defaulting Member” shall have the meaning provided in Section 5.2(b).

“Delaware UCC” shall mean the Uniform Commercial Code as in effect in the State of Delaware from time to time.

“Dissolution Event” shall have the meaning provided in Section 13.2.

“Distributable Funds” with respect to any month or other period, as applicable, shall mean the sum of an amount equal to the Cash Flow of the Company for such month or other period, as applicable, as reduced by reserves for anticipated capital expenditures, future working capital needs and operating expenses, contingent obligations and other purposes, the amounts of which shall be reasonably determined from time to time by the Managers.

“Distributions” shall mean the distributions payable (or deemed payable) to a Member (including, without limitation, its allocable portion of Distributable Funds).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Fiscal Year” shall mean each calendar year ending December 31.

“Flow Through Entity” shall have the meaning provided in Section 5.7.

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“Imputed Closing Costs” means an amount (not to exceed one and one quarter percent (1.25%) of the purchase price) that would normally be incurred by a Subsidiary if the Property were sold for an amount specified in Section 15.1 or Section 15.2 (as applicable), for title insurance premiums, survey costs, brokerage commissions, legal fees, and other commercially reasonable closing costs.

“Income” shall mean the gross income of the Company for any month, Fiscal Year or other period, as applicable, including gains realized on the sale, exchange or other disposition of the Company’s assets.

“Indemnified Party” shall have the meaning provided in Section 14.3(a).

“Indemnifying Party” shall have the meaning provided in Section 14.3(a).

“Inducement Agreements” shall have the meaning provided in Section 14.3(a).

“Initiating Member” shall have the meaning provided in Section 15.2(a).

“Interest” of any Member shall mean the entire limited liability company interest of such Member in the Company, which includes, without limitation, any and all rights, powers and benefits accorded a Member under this Agreement and the duties and obligations of such Member hereunder.

“Loss” shall mean the aggregate of losses, deductions and expenses of the Company for any month, Fiscal Year or other period, as applicable, including losses realized on the sale, exchange or other disposition of the Company’s assets.

“Major Decision” means any decision for the Company to take, or refrain from taking, any action or incurring any obligation with respect to the following matters (or the effectuation of any such action or obligation), including in the Company’s capacity as a member or manager of Bell BR Waterford Crossing JV with respect to making or refraining to make a decision on the following matters to the extent the vote or approval of the Company is required:

(i)	any merger, conversion or consolidation involving the Company or any Subsidiary or the sale, lease, transfer, exchange or other disposition of all or substantially all of the Company’s assets, including the Company Interest, or all of the Interests of the Members in the Company, in one or a series of related transactions;

(ii)	except as expressly provided in Section 12 with respect to Transfers by SOIF or a SOIF Transferee to a SOIF Transferee, and with respect to Transfers by SOIF II or a SOIF II Transferee to a SOIF II Transferee as permitted thereunder, the admission or removal of any Member or the Company’s issuance to any third party of any equity interest in the Company (including interests convertible into, or exchangeable for, equity interests in the Company);

(iii)	except as provided in Section 13, any liquidation, dissolution or termination of the Company;

(iv)	employing any individual or establishing or entering into any employment contracts, agreements with respect to salaries or bonus compensation or other employee benefit plans;

(v)	the incurrence by the Company or any Subsidiary, in an amount in excess of US $50,000, of any indebtedness for borrowed money or any capitalized lease obligation or the entry into of any agreement, commitment, assumption or guarantee with respect to any of the foregoing;

(vi)	expenditures or distributions of cash or property by the Company or any Subsidiary, in an amount in excess of US $50,000, which are not otherwise provided for in this Agreement or the establishment of any reserves;

(vii)	entering into any material agreement, including without limitation any management agreement or development agreement, contract, license or lease that could result in an obligation or liability of the Company or any Subsidiary in excess of US $50,000;

(viii)	doing any act which would make it impossible or unreasonably burdensome to carry on the business of the Company;

(ix)	any material change in the strategic direction of the Company or any material expansion of the business of the Company, whether into new or existing lines of business or any change in the structure of the Company;

(x)	giving, granting or undertaking any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security or other interests in or encumbering the Property, any portion thereof or any other material assets;

(xi)	selling, conveying, refinancing or effecting any material asset of the Company, including the Company Interest, or any portion thereof or the entering into of any agreement, commitment or assumption with respect to any of the foregoing;

(xii)	confessing a judgment against the Company (or any Subsidiary), submitting a Company (or Subsidiary) claim to arbitration or engaging, terminating and/or replacing counsel to defend or prosecute on behalf of the Company (or any Subsidiary) any action or proceeding;

(xiii)	acquiring by purchase, ground lease or otherwise, any real property or other material asset or the entry into of any agreement, commitment or assumption with respect to any of the foregoing, or the making or posting of any deposit (refundable or non-refundable);

(xiv)	taking any action by the Company that is reasonably likely to result in any Member or any of its Affiliates having individual liability under any so called “bad boy” guaranties or similar agreements provided to third party lenders in respect of financings relating to the Company, the Subsidiaries or any of their assets which provide for recourse as a result of willful misconduct, fraud or gross negligence or failure to comply with the covenants or any other provisions of such “bad boy” guaranties;

(xv)	the amount of, whether and when to make, contributions to the Company (other than the contributions under Section 5.1(a) made contemporaneously with the execution of this Agreement) and Distributions by the Company;

(xvi)	amendment of the Company’s Certificate of Formation or this Agreement; or

(xvii)	any item requiring the approval of the Company as a Member or Manager of Bell BR Waterford Crossing JV.

“Management Agreement” shall mean that certain property management agreement to be entered into between Bell BR Waterford Crossing JV (or a Subsidiary of Bell BR Waterford Crossing JV), as owner, and Property Manager, as manager, pursuant to which Property Manager will provide certain management services for the Property.

“Member” and “Members” shall mean SOIF, SOIF II and any other Person admitted to the Company pursuant to this Agreement. For purposes of the Act, the Members shall constitute a single class or group of members.

“Member in Question” shall have the meaning provided in Section 17.12.

“Net Income” shall mean the amount, if any, by which Income for any period exceeds Loss for such period.

“Net Loss” shall mean the amount, if any, by which Loss for any period exceeds Income for such period.

“New York UCC” shall have the meaning provided in Section 17.17.

“Non-Initiating Member” shall have the meaning provided in Section 15.2(a).

“Offer” shall have the meaning provided in Section 15.2(a).

“Offeree” shall have the meaning provided in Section 15.1(b).

“Offeror” shall have the meaning provided in Section 15.1(b).

“Ownership Entity” shall have the meaning provided in Section 15.2(a).

“Percentage Interest” shall have the meaning provided in Section 5.3.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.

“Property” shall have the meaning provided in Section 1 of the Bell BR Waterford Crossing JV Operating Agreement.

“Property Manager” shall mean Bell Partners, Inc., so long as the Management Agreement is in full force and effect and thereafter, the entity performing similar services with respect to the Property.

“Property Manager Reports” shall have the meaning set forth in Section 8.2(c).

“Pursuer” shall have the meaning provided in Section 10(c).

“Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“Response Period” shall have the meaning provided in Section 15.2(b).

“Sale Notice” shall have the meaning provided in Section 15.2(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SOIF” shall have the meaning provided in the first paragraph of this Agreement.

“SOIF Transferee” shall have the meaning set forth in Section 12.2(b)(i).

“SOIF II” shall have the meaning provided in the first paragraph of this Agreement.

“SOIF II Transferee” shall have the meaning set forth in Section 12.2(b)(ii).

“Subsidiary” shall mean any corporation, partnership, limited liability company or other entity of which fifty percent (50%) or more is owned by the Company or of which at least a majority of the capital stock or other equity securities is owned by the Company.

“Tax Matters Member” shall have the meaning provided in Section 8.3.

“Total Investment” shall mean the sum of the aggregate Capital Contributions made by a Member.

“Transfer” means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, voluntary or involuntary, by operation of law or otherwise and, as a verb, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

“Valuation Amount” shall have the meaning provided in Section 15.1(b).

Section 2.	Organization of the Company.

2.1           Name. The name of the Company shall be “BR Waterford JV Member, LLC”. The business and affairs of the Company shall be conducted under such name or such other name as the Managers deem necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

2.2           Place of Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Wilmington, Delaware 19808. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808. The Managers may at any time on five (5) days prior notice to all Members change the location of the Company’s registered office or change the registered agent.

2.3           Principal Office. The principal address of the Company shall be c/o Bluerock Real Estate, L.L.C., 70 East Fifth Street, 9th Floor, New York, New York 10022, or, in each case, at such other place or places as may be determined by the Managers from time to time.

2.4           Filings. On or before execution of this Agreement, an authorized person within the meaning of the Act shall have duly filed or caused to be filed the Certificate of Formation of the Company with the office of the Secretary of State of Delaware, as provided in Section 18-201 of the Act, and the Members hereby ratify such filing. The Managers shall use their best efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

2.5           Term. The Company shall continue in existence from the date hereof until September 30, 2060, unless extended by the Members, or until the Company is dissolved as provided in Section 13, whichever shall occur earlier.

2.6           Expenses of the Company. Other than the reimbursements of costs and expenses as provided herein, no fees, costs or expenses shall be payable by the Company to any Member (or its Affiliates).

Section 3.	Purpose.

The Company is organized for the purpose of engaging in any lawful business, purpose or activity that may be undertaken by a limited liability company organized under and governed by the Act. The Company shall possess and may exercise all of the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 4.	Conditions.

4.1           SOIF Conditions. The obligation of SOIF to consummate the transactions contemplated herein and to make the initial Capital Contributions under Section 5.1 is subject to fulfillment of all of the following conditions on or prior to the date hereof:

(a)          SOIF II shall deposit into the Company’s bank account or Title Company’s designated escrow account the amount of its initial Capital Contribution set forth on Exhibit A hereto; and

(b)          All of the representations and warranties of SOIF II contained in this Agreement shall be true and correct as of the date hereof.

4.2           SOIF II Conditions. The obligation of SOIF II to consummate the transactions contemplated herein and to make the initial Capital Contributions under Section 5.1 is subject to fulfillment of all of the following conditions on or prior to the date hereof:

(a)          SOIF shall deposit into the Company’s bank account or Title Company’s designated escrow account the amount of its initial Capital Contribution set forth on Exhibit A hereto; and

(b)          All of the representations and warranties of SOIF contained in this Agreement shall be true and correct as of the date hereof.

Section 5.	Capital Contributions, Loans, Percentage Interests and Capital Accounts.

5.1           Initial Capital Contributions. Subject to the conditions set forth in Section 4, upon execution of this Agreement, SOIF and SOIF II shall each make an initial Capital Contribution to the Company of cash in the amounts set forth in Exhibit A attached hereto. The initial Capital Contribution of the Members to the Company may include amounts for working capital and reserves.

5.2           Additional Capital Contributions.

(a)          Additional Capital Contributions may be called for from the Members by the Managers from time to time as and to the extent capital is necessary to effect an investment. Except as otherwise agreed by the Members, such additional Capital Contributions shall be in an amount for each Member equal to the product of the amount of the aggregate Capital Contribution called for multiplied by ten percent (10%) percent in the case of SOIF and ninety percent (90%) in the case of SOIF II. Such additional Capital Contributions shall be payable by the Members to the Company upon the earlier of (i) twenty (20) days after written request from the Company, or (ii) the date when the Capital Contribution is required, as set forth in a written request from the Company.

(b)          If a Member (a “Defaulting Member”) fails to make a Capital Contribution that is required as provided in Section 5.2(a) within the time frame required therein (the amount of the failed contribution and related loan shall be the “Default Amount”), the other Members, provided that each has made the Capital Contribution required to be made by it, in addition to any other remedies each may have hereunder or at law, shall have one or more of the following remedies:

(1)         to advance to the Company on behalf of, and as a loan to the Defaulting Member, an amount equal to the Default Amount to be evidenced by promissory note(s) in form reasonably satisfactory to each non-failing Member (each such loan, a “Default Loan”). The Capital Account of the Defaulting Member shall be credited with the amount of such Default Amount attributable to a Capital Contribution and the aggregate of such amounts shall constitute a debt owed by the Defaulting Member to the non-failing Members. Any Default Loan shall bear interest at the rate of twenty (20%) percent per annum, but in no event in excess of the highest rate permitted by applicable laws (the “Default Loan Rate”), and shall be payable by the Defaulting Member on demand from each non-failing Member and from any Distributions due to the Defaulting Member hereunder. Interest on a Default Loan to the extent unpaid, shall accrue and compound on a quarterly basis. A Default Loan shall be prepayable, in whole or in part, at any time or from time to time without penalty. Any such Default Loans shall be with full recourse to the Defaulting Member and shall be secured by the Defaulting Member’s interest in the Company including, without limitation, such Defaulting Member’s right to Distributions. In furtherance thereof, upon the making of such Default Loan, the Defaulting Member hereby pledges, assigns and grants a security interest in its Interest to the non-failing Members and agrees to promptly execute such documents and statements reasonably requested by the non-failing Members to further evidence and secure such security interest. Any advance by the non-failing Members on behalf of a Defaulting Member pursuant to this Section 5.2(b)(1) shall be deemed to be a Capital Contribution made by each Defaulting Member except as otherwise expressly provided herein. All Distributions to the Defaulting Members hereunder shall be applied first to payment of any interest due under any Default Loan and then to principal until all amounts due thereunder are paid in full. While any Default Loan is outstanding, the Company shall be obligated to pay directly to the non-failing Members, for application to and until all Default Loans have been paid in full, the pro rata amount of (x) any Distributions payable to the Defaulting Members, and (y) any proceeds of the sale of the Defaulting Members’ Interest in the Company;

(2)         subject to any applicable thin capitalization limitations on indebtedness of the Company, to treat its portion of such Capital Contribution as a loan to the Company (rather than a Capital Contribution) and to advance to the Company as a loan to the Company an amount equal to the Default Amount, which loan shall be evidenced by a promissory note in form reasonably satisfactory to the non-failing Members and which loan shall bear interest at the Default Loan Rate and be payable on a first priority basis by the Company from available Cash Flow and prior to any Distributions made to the Defaulting Member. If each Member has loans outstanding to the Company under this provision, such loans shall be payable to each Member in proportion to the outstanding balances of such loans to each Member at the time of payment. Any advance to the Company pursuant to this Section 5.2(b)(2) shall not be treated as a Capital Contribution made by the Defaulting Member;

(3)         in lieu of the remedies set forth in subparagraphs (1) or (2), revoke its portion of such additional Capital Contribution, whereupon the portion of the Capital Contribution made by the non-failing Members shall be returned within ten (10) days with interest computed at the Default Loan Rate by the Company.

(c)          Notwithstanding the foregoing provisions of this Section 5.2, no additional Capital Contributions shall be required from any Member if (i) the Company or any other Person shall be in default (or with notice or the passage of time or both, would be in default) in any material respect under any loan, indenture, mortgage, lease, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company (or any of its Subsidiaries) or any of its properties or assets is or may be bound, (ii) any other Member, the Company or any of its Subsidiaries shall be insolvent or bankrupt or in the process of liquidation, termination or dissolution, (iii) any other Member, the Company or any of its Subsidiaries shall be subjected to any pending litigation (x) in which the amount in controversy exceeds $500,000, (y) which litigation is not being defended by an insurance company who would be responsible for the payment of any judgment in such litigation, and (z) which litigation if adversely determined could have a material adverse effect on such other Member and/or the Company or any of its Subsidiaries and/or could interfere with their ability to perform their obligations hereunder or under any Collateral Agreement, (iv) there has been a material adverse change in (including, but not limited to, the financial condition of) any other Member (and/or its Affiliates) which, in Member’s reasonable judgment, prevents such other Member (and/or its Affiliates from performing, or substantially interferes with their ability to perform, their obligations hereunder or under any Collateral Agreement. If any of the foregoing events shall have occurred and any Member elects not to make a Capital Contribution on account thereof, then any other Member which has made its pro rata share of such Capital Contribution shall be entitled to a return of such Capital Contribution from the Company.

5.3           Percentage Ownership Interest. The Members shall have the initial percentage ownership interests (as the same are adjusted as provided in this Agreement, a “Percentage Interest”) in the Company set forth on Exhibit A immediately following the Capital Contributions provided for in Section 5.1. The Percentage Interests of the Members in the Company shall be adjusted monthly so that the respective Percentage Interests of the Members at any time shall be in proportion to their respective cumulative Total Investment made (or deemed to be made) pursuant to Sections 5.1 and 5.2, as the same may be further adjusted pursuant to Section 5.2(b)(3). Percentage Interests shall not be adjusted by distributions made (or deemed made) to a Member.

5.4           Return of Capital Contribution. Except as approved by each of the Members, no Member shall have any right to withdraw or make a demand for withdrawal of the balance reflected in such Member’s Capital Account (as determined under Section 5.6) until the full and complete winding up and liquidation of the business of the Company.

5.5           No Interest on Capital. Interest earned on Company funds shall inure solely to the benefit of the Company, and no interest shall be paid upon any Capital Contributions nor upon any undistributed or reinvested income or profits of the Company.

5.6           Capital Accounts. A separate capital account (the “Capital Account”) shall be maintained for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, the Capital Account of each Member shall be increased by (i) the amount of any Capital Contributions made by such Member, (ii) the amount of Income allocated to such Member and (iii) the amount of income or profits, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Account of each Member shall be reduced by (i) the amount of any cash and the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to), (ii) the amount of Loss allocated to the Member and (iii) the amount of expenses or losses, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Accounts of the Members shall not be increased or decreased pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the Company’s assets on the Company’s books in connection with any contribution of money or other property to the Company pursuant to Section 5.2 by existing Members. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if such property had instead been sold by the Company for a price equal to its fair market value, the gain or loss allocated pursuant to Section 7, and the proceeds distributed in the manner set forth in Section 6.1 or Section 13.3(e)(iii). No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

5.7           New Members. The Company may issue additional Interests and thereby admit a new Member or Members, as the case may be, to the Company, only if such new Member (i) has delivered to the Company its Capital Contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Company shall reasonably require to so admit such new Member to the Company. Without the prior written consent of each then-current Member, a new Member may not be admitted to the Company if the Company would, or may, have in the aggregate more than one hundred (100) members. For purposes of determining the number of members under this Section 5.7, a Person (the “Beneficial Owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “Flow-Through Entity”) shall be considered a member, but only if (i) substantially all of the value of the Beneficial Owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Managers, a principal purpose of the use of the Flow-Through Entity is to permit the Company to satisfy the 100-member limitation.

Section 6.	Distributions.

6.1           Distribution of Distributable Funds

(a)          The Managers shall calculate and determine the amount of Distributable Funds for each applicable period. Except as provided in Sections 5.2(b), 6.1(b) or 13.3 or otherwise provided hereunder, Distributable Funds, if any, shall be distributed to the Members, in proportion to their Percentage Interests, on the 15th day of each month or from time to time as determined by the Managers.

(b)          Any distributions otherwise payable to a Member under this Agreement shall be applied first to satisfy amounts due and payable on account of the indemnity and/or contribution obligations of such Member under this Agreement and/or any other agreement delivered by such Member to the Company or any other Member but shall be deemed distributed to such Member for purposes of this Agreement.

6.2           Distributions in Kind. In the discretion of the Managers, Distributable Funds may be distributed to the Members in cash or in kind and Members may be compelled to accept a distribution of any asset in kind even if the percentage of that asset distributed to it exceeds a percentage of that asset that is equal to the percentage in which such Member shares in distributions from the Company. In the case of all assets to be distributed in kind, the amount of the distribution shall equal the fair market value of the asset distributed as determined by the Managers. In the case of a distribution of publicly traded property, the fair market value of such property shall be deemed to be the average closing price for such property for the thirty (30) day period immediately prior to the distribution, or if such property has not yet been publicly traded for thirty (30) days, the average closing price of such property for the period prior to the distribution in which the property has been publicly traded.

Section 7.	Allocations.

7.1           Allocation of Net Income and Net Losses Other than in Liquidation. Except as otherwise provided in this Agreement, Net Income and Net Losses of the Company for each Fiscal Year shall be allocated among the Members in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the distributions that would be made to such Member pursuant to Section 6.1 if the Company were dissolved, its affairs wound up and assets sold for cash equal to their tax basis (or book value in the case of assets that have been revalued in accordance with Section 704(b) of the Code), all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 6.1 immediately after such allocation.

7.2           Allocation of Net Income and Net Losses in Liquidation. Net Income and Net Losses realized by the Company in connection with the liquidation of the Company pursuant to Section 13 shall be allocated among the Members in a manner such that, taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the amount which such Member is entitled to receive pursuant to Section 13.3(d)(iii).

7.3           U.S. Tax Allocations.

(a)          Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss, deduction or credit was allocated pursuant to the preceding paragraphs of this Section 7.

(b)          Code Section 704(c). In accordance with Code Section 704(c) and the Treasury regulations promulgated thereunder, income and loss with respect to any property contributed to the capital of the Company (including, if the property so contributed constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Agreed Upon Value at the time of contribution. Such allocation shall be made in accordance with such method set forth in Regulations Section 1.704-3(b) as the Manager in its reasonable discretion approves.

Any elections or other decisions relating to such allocations shall be made by SOIF in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.3. are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Net Income, Net Loss, other items or distributions pursuant to any provisions of this Agreement.

Section 8.	Books, Records, Tax Matters and Bank Accounts.

8.1           Books and Records. The books and records of account of the Company shall be maintained in accordance with industry standards and shall be based on the Property Manager Reports. The books and records shall be maintained at the Company’s principal office or at a location designated by the Managers, and all such books and records (and the dealings and other affairs of the Company and its Subsidiaries, including Bell BR Waterford Crossing JV) shall be available to any Member at such location for review, investigation, audit and copying, at such Member’s sole cost and expense, during normal business hours on at least twenty-four (24) hours prior notice.

8.2           Reports and Financial Statements.

(a)          Within thirty (30) days of the end of each Fiscal Year, the Managers shall cause each Member to be furnished with two sets of the following additional annual reports computed as of the last day of the Fiscal Year:

(i)          An unaudited balance sheet of the Company;

(ii)         An unaudited statement of the Company’s profit and loss; and

(iii)        A statement of the Members’ Capital Accounts and changes therein for such Fiscal Year.

(b)          The Members acknowledge that the Property Manager is obligated to perform Project-related accounting and furnish Project-related accounting statements under the terms of the Management Agreement (the “Property Manager Reports”). The Managers shall be entitled to rely on the Property Manager Reports with respect to its obligations under this Section 8, and the Members acknowledge that the reports to be furnished shall be based on the Property Manager Reports, without any duty on the part of the Managers to further investigate the completeness, accuracy or adequacy of the Property Manager Reports.

8.3           Tax Matters Member. SOIF is hereby designated as the “tax matters partner” of the Company and the Subsidiaries, as defined in Section 6231(a)(7) of the Code (the “Tax Matters Member”) and shall prepare or cause to be prepared all income and other tax returns of the Company and the Subsidiaries pursuant to the terms and conditions of Section 8.5. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company and the Subsidiaries under the Code or state tax law shall be timely determined and made by SOIF. The Members intend that the Company be treated as a partnership for U.S. federal, state and local tax purposes, and the Members will not elect or authorize any person to elect to change the status of the Company from that of a partnership for U.S. federal, state and local income tax purposes. SOIF agrees to consult with SOIF II with respect to any written notice of any material tax elections and any material inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority. In addition, upon the request of any Member, the Company and each Subsidiary shall make an election pursuant to Code Section 754 to adjust the basis of the Company’s property in the manner provided in Code Sections 734(b) and 743(b). The Company hereby indemnifies and holds harmless SOIF from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the “tax matters partner” of the Company and the Subsidiaries, provided that any such action or failure to act does not constitute gross negligence or willful misconduct.

8.4           Bank Accounts. All funds of the Company are to be deposited in the Company’s name in such bank account or accounts as may be designated by the Managers and shall be withdrawn on the signature of such Person or Persons as the Managers may authorize.

8.5           Tax Returns. The Managers shall cause to be prepared all income and other tax returns of the Company and the Subsidiaries required by applicable law. No later than the due date or extended due date thereof, the Managers shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and such Subsidiaries with respect to such Fiscal Year, together with such information with respect to the Company and such Subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns.

8.6           Expenses. Notwithstanding any contrary provision of this Agreement, the Members acknowledge and agree that the reasonable expenses and charges incurred directly or indirectly by or on behalf of the Managers in connection with its obligations under this Section 8 will be reimbursed by the Company to the Managers.

Section 9.	Management.

9.1           Management.

(a)          The Company shall be managed by one or more managers. SOIF shall have the power and authority to appoint one (1) Manager without any further action or approval by any Member, and SOIF hereby appoints SOIF as its initial Manager. SOIF II shall have the power and authority to appoint one (1) Manager without any further action or approval by any Member, and SOIF II hereby appoints SOIF II as its initial Manager. A Member may only remove and replace a Manager appointed by that Member. To the extent that SOIF or a SOIF Transferee Transfers all or a portion of its Interest in accordance with Section 12 to a SOIF Transferee, such SOIF Transferee may be appointed as an additional Manager under this Section 9.1(a) by SOIF or a SOIF Transferee then holding all or a portion of an Interest without any further action or authorization by any Member. To the extent that SOIF II or a SOIF II Transferee Transfers all or a portion of its Interest in accordance with Section 12 to a SOIF II Transferee, such SOIF II Transferee may be appointed as an additional Manager under this Section 9.1(a) by SOIF II or a SOIF II Transferee then holding all or a portion of an Interest without any further action or authorization by any Member.

(b)          Each Manager, acting alone following consultation with the other Manager or acting jointly, shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under the Act or other applicable law, so far as such powers or actions are necessary or convenient or related to the conduct, promotion or attainment of the business, purposes or activities of the Company, except that any Major Decision or other matter submitted by the Managers to the Members shall require the express and unanimous approval of the Members. The Managers may appoint one among them to make decisions for the Company as co-manager of Bell BR Waterford Crossing JV other than any Major Decision (as defined under the BR Waterford Crossing JV Operating Agreement), and hereby appoint SOIF.

(c)          Each Manager shall substantially participate in the management of the Property, and in all decision-making with respect to the development of the Property, both directly and through the control each Manager maintains and exercises over Company Subsidiaries. In furtherance of such management and decision-making authority, the Managers shall meet with the Property Manager on no less than a quarterly basis to discuss issues and make decisions related to the management and development of the Property.

(d)          The Managers may appoint individuals to act on behalf of the Company with such titles and authority as determined from time to time by the Managers. Each of such individuals shall hold office until his or her death, resignation or replacement by any Manager.

9.2           Affiliate Transactions. No agreement shall be entered into by the Company or any Subsidiary with a Member or any Affiliate of a Member and no decision shall be made in respect of any such agreement (including, without limitation, the enforcement or termination thereof) unless such agreement or related decision shall have been approved unanimously in writing by the Managers.

9.3           Other Activities.

(a)          Right to Participation in Other Member Ventures. Neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the other Members or their Affiliates, or in the income or proceeds derived from such ventures, activities or opportunities. Neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the other Members or their Affiliates, or in the income or proceeds derived from such ventures, activities or opportunities.

(b)          Limitation on Actions of Members; Binding Authority. No Member shall take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or, in its capacity as a Member or Manager of the Company, perform any act in any way relating to the Company or the Company’s assets, except in a manner and to the extent consistent with the provisions of this Agreement.

9.4           Operation in Accordance with REOC Requirements.

(a)          The Members acknowledge that SOIF or one or more of its Affiliates, and SOIF II and one or more of its Affiliates, (each, a “BR Affiliate”) intends to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company and its Subsidiaries shall be operated in a manner that will enable SOIF, SOIF II and such BR Affiliate to so qualify. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall not take, or refrain from taking, any action that would result in SOIF or a SOIF Affiliate, or SOIF II or a SOIF II Affiliate, from failing to qualify as a REOC. The Members (a) shall not fund any Capital Contribution "with the 'plan assets' of any 'employee benefit plan' within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended or any 'plan' as defined by Section 4975 of the Internal Revenue Code of 1986, as amended", and (b) shall comply with any requirements specified by SOIF or SOIF II in order to ensure compliance with this Section 9.4.

(b)          Notwithstanding anything in this Agreement to the contrary, unless specifically agreed to by the Managers in writing, neither the Company nor its Subsidiaries shall hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code Sections 511 through 514.

9.5           FCPA.

(a)          In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature.

The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

(b)          Each Member agrees to notify immediately the other Member of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

Section 10.	Confidentiality.

(a)          Any information relating to a Member’s business, operation or finances which are proprietary to, or considered proprietary by, a Member are hereinafter referred to as “Confidential Information”. All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to a receiving Member, shall be presumed to be Confidential Information at the time of delivery to the receiving Member. All such Confidential Information shall be protected by the receiving Member from disclosure with the same degree of care with which the receiving Member protects its own Confidential Information from disclosure. Each Member agrees: (i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Company and who have agreed to maintain the confidentiality of such Confidential Information and (ii) neither it nor any of its employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Company; provided that such restrictions shall not apply if such Confidential Information:

(x)          is or hereafter becomes public, other than by breach of this Agreement;

(y)          was already in the receiving Member’s possession prior to any disclosure of the Confidential Information to the receiving Member by the divulging Member; or

(z)          has been or is hereafter obtained by the receiving Member from a third party not bound by any confidentiality obligation with respect to the Confidential Information;

provided, further, that nothing herein shall prevent any Member from disclosing any portion of such Confidential Information (1) to the Company and allowing the Company to use such Confidential Information in connection with the Company’s business, (2) pursuant to judicial order or in response to a governmental inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Member, (3) as necessary or appropriate in connection with or to prevent the audit by a governmental agency of the accounts of SOIF or SOIF II, (4) in order to initiate, defend or otherwise pursue legal proceedings between the parties regarding this Agreement, (5) necessary in connection with a Transfer of an Interest permitted hereunder or (6) to a Member’s respective attorneys or accountants or other representative.

(b)          The Members and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, any non-public information relating to the Company and its business, except to the extent such information is required to be disclosed by law or reasonably necessary to be disclosed in order to carry out the business of the Company. Each Member may, from time to time, provide the other Members written notice of its non-public information which is subject to this Section 10(b).

(c)          Without limiting any of the other terms and provisions of this Agreement (including, without limitation, Section 9.5), to the extent a Member (the “Pursuer”) provides the other Member with information relating to a possible investment opportunity then being actively pursued by the Pursuer on behalf of the Company, the other Member receiving such information shall not use such information to pursue such investment opportunity for its own account to the exclusion of the Pursuer so long as the Pursuer is actively pursuing such opportunity on behalf of the Company and shall not disclose any Confidential Information to any Person (except as expressly permitted hereunder) or take any other action in connection therewith that is reasonably likely to cause damage to the Pursuer.

Section 11.	Representations and Warranties.

11.1         In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 11.2. Such representations and warranties shall survive the execution of this Agreement.

11.2         Representations and Warranties. Each Member hereby represents and warrants that:

(a)          Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action. This Agreement constitutes the legal, valid and binding obligation of such Member.

(b)          No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Member (or any of its Affiliates) of the transactions contemplated hereby (i) does or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) does or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) does or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates or any of their properties or assets is or may be bound or (iv) does or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Member or any of its Affiliates.

(c)          Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or consummation by such Member (or any of its Affiliates) of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

(d)          Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s (or any of its Affiliate’s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

(e)          Investigation. Such Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

(f)          Broker. No broker, agent or other person acting as such on behalf of such Member was instrumental in consummating this transaction and that no conversations or prior negotiations were had by such party with any broker, agent or other such person concerning the transaction that is the subject of this Agreement.

(g)          Investment Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h)          Securities Matters.

(i)	None of the Interests are registered under the Securities Act or any state securities laws. Such Member understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement. Such Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(ii)	Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests. Such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

(iii)	Such Member is unaware of, and in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the Interests, and no Member has taken any action which could give rise to any claim by any person for brokerage commissions, finders’ fees (without regard to any finders’ fees payable by the Company directly) or the like relating to the transactions contemplated hereby.

(iv)	Such Member is not relying on the Company or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests, and such Member has relied on the advice of only such Member’s advisors.

(v)	Such Member understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available. Such Member agrees that it will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Interests in violation of this Agreement.

(vi)	Such Member has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the Interests.

(vii)	Such Member is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such a loss should occur. Such Member’s overall commitment to investments which are not readily marketable is not excessive in view of such Member’s net worth and financial circumstances and the purchase of the Interests will not cause such commitment to become excessive. The investment in the Interests is suitable for such Member.

(viii)	Such Member represents to the Company that the information contained in this subparagraph (h) and in all other writings, if any, furnished to the Company with regard to such Member (to the extent such writings relate to its exemption from registration under the Securities Act) is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

Section 12.	Sale, Assignment, Transfer or other Disposition.

12.1         Prohibited Transfers. Except as otherwise provided in this Section 12, Sections 5.2(b) or as approved by the Managers, no Member shall Transfer all or any part of its Interest, whether legal or beneficial, in the Company, and any attempt to so Transfer such Interest (and such Transfer) shall be null and void and of no effect. Notwithstanding the foregoing, either Member shall have the right, with the consent of the other Member, at any time to pledge to a lender or creditor, directly or indirectly, all or any part of its Interest in the Company for such purposes as it deems necessary in the ordinary cause of its business and operations.

12.2         Affiliate Transfers.

(a)          Subject to the provisions of Section 12.2(b) hereof, and subject in each case to the prior written approval of each Member (such approval not to be unreasonably withheld), any Member may Transfer all or any portion of its Interest in the Company at any time to an Affiliate of such Member, provided that such Affiliate shall remain an Affiliate of such Member at all times that such Affiliate holds such Interest. If such Affiliate shall thereafter cease being an Affiliate of such Member while such Affiliate holds such Interest, such cessation shall be a non-permitted Transfer and shall be deemed void ab initio, whereupon the Member having made the Transfer shall, at its own and sole expense, cause such putative transferee to disgorge all economic benefits and otherwise indemnify the Company and the other Member(s) against loss or damage under any Collateral Agreement.

(b)          Notwithstanding anything to the contrary contained in this Agreement, the following Transfers shall not require the approval set forth in Section 12.2(a):

(i)          Any Transfer by SOIF or a SOIF Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of SOIF, including but not limited to (A) Bluerock Enhanced Multifamily Trust, Inc. (“BR REIT”) or any Person that is directly or indirectly owned by BR REIT and/or (B) SOIF II or any Person that is directly or indirectly owned by SOIF II (collectively, a “SOIF Transferee”);

(ii)         Any Transfer by SOIF II or a SOIF II Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of SOIF II, including but not limited to BR REIT or any Person that is directly or indirectly owned by BR REIT; and/or (B) SOIF or any Person that is directly or indirectly owned by SOIF (collectively, a “SOIF II Transferee”); provided however, as to subparagraphs (b)(i) and (b)(ii), and as to subparagraph (a), no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable Collateral Agreement with third party lenders.

(c)          Upon the execution by any such SOIF Transferee or SOIF II Transferee of such documents necessary to admit such party into the Company and to cause the SOIF Transferee or SOIF II Transferee (as applicable) to become bound by this Agreement, the SOIF Transferee or SOIF II Transferee (as applicable) shall become a Member, without any further action or authorization by any Member.

12.3         Admission of Transferee; Partial Transfers. Notwithstanding anything in this Section 12 to the contrary and except as provided in Sections 5.2(b), no Transfer of Interests in the Company shall be permitted unless the potential transferee is admitted as a Member under this Section 12.3:

(a)          If a Member Transfers all or any portion of its Interest in the Company, such transferee may become a Member if (i) such transferee executes and agrees to be bound by this Agreement, (ii) the transferor and/or transferee pays all reasonable legal and other fees and expenses incurred by the Company in connection with such assignment and substitution and (iii) the transferor and transferee execute such documents and deliver such certificates to the Company and the remaining Members as may be required by applicable law or otherwise advisable; and

(b)          Notwithstanding the foregoing, any Transfer or purported Transfer of any Interest, whether to another Member or to a third party, shall be of no effect and void ab initio, and such transferee shall not become a Member or an owner of the purportedly transferred Interest, if the Managers determine in their sole discretion that:

(i)          the Transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws;

(ii)         the Transfer would result in a termination of the Company under Code Section 708(b);

(iii)        as a result of such Transfer the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder;

(iv)        if as a result of such Transfer the aggregate value of Interests held by “benefit plan investors” including at least one benefit plan investor that is subject to ERISA, could be “significant” (as such terms are defined in U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101(f)(2)) with the result that the assets of the Company could be deemed to be “plan assets” for purposes of ERISA;

(v)         as a result of such Transfer, the Company would or may have in the aggregate more than one hundred (100) members and material adverse federal income tax consequences would result to a Member. For purposes of determining the number of members under this Section 12.3(b)(v), a Beneficial Owner indirectly owning an interest in the Company through a Flow-Through Entity shall be considered a member, but only if (i) substantially all of the value of the Beneficial Owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Managers, a principal purpose of the use of the Flow-Through Entity is to permit the Company to satisfy the 100-member limitation; or

(vi)        the transferor failed to comply with the provisions of Sections 12.2(a) or (b). The Managers may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an Interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determinations under this Section 12.3.

12.4         Withdrawals. Each of the Members does hereby covenant and agree that it will not withdraw, resign, retire or disassociate from the Company, except as a result of a Transfer of its entire Interest in the Company permitted under the terms of this Agreement and that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Section 13. No Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

Section 13.	Dissolution.

13.1         Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 13, and, to the fullest extent permitted by law but subject to the terms of this Agreement, the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s assets.

13.2         Exclusive Events Requiring Dissolution. The Company shall be dissolved only upon the earliest to occur of the following events (a “Dissolution Event”):

(a)          the expiration of the specific term set forth in Section 2.5;

(b)          at any time at the election of the Managers in writing;

(c)          at any time there are no Members (unless otherwise continued in accordance with the Act); or

(d)          the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

13.3         Liquidation. Upon the occurrence of a Dissolution Event, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 13.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)          The Managers shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)          The property and assets of the Company shall be liquidated or distributed in kind under the supervision of the Managers as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.

(c)          Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Section 7.2. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Section 7.2 and the amount of the distribution shall be considered to be such fair market value of the asset.

(d)          The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)          to the satisfaction of the debts and liabilities of the Company (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment), other than liabilities to Members or former Members for distributions;

(ii)         to the satisfaction of loans made pursuant to Section 5.2(b) in proportion to the outstanding balances of such loans at the time of payment;

(iii)        the balance, if any, to the Members in accordance with Sections 6.1.

13.4         Continuation of the Company. Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not in and of itself cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

Section 14.	Indemnification.

14.1         Exculpation of Members. No Member, Manager, representative or officer of the Company shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member, Manager, representative or officer or the willful breach of any obligation under this Agreement.

14.2         Indemnification by Company. The Company hereby indemnifies, holds harmless and defends the Members, the Managers, the officers and each of their respective agents, officers, directors, members, partners, shareholders and employees from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (i) their activities on behalf of the Company or in furtherance of the interests of the Company, including, without limitation, the provision of guaranties to third party lenders in respect of financings relating to the Company or any of its assets (but specifically excluding from such indemnity by the Company any so called “bad boy” guaranties or similar agreements which provide for recourse as a result of failure to comply with covenants, willful misconduct or gross negligence, (ii) their status as Members, Managers, representatives, employees or officers of the Company, or (iii) the Company’s assets, property, business or affairs (including, without limitation, the actions of any officer, director, member or employee of the Company or any of its Subsidiaries), if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct by the indemnified party or as a result of the willful breach of any obligation under this Agreement by the indemnified party. For the purposes of this Section 14.2, officers, directors, employees and other representatives of Affiliates of a Member who are functioning as representatives of such Member in connection with this Agreement shall be considered representatives of such Member for the purposes of this Section 14. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

14.3         General Indemnification by the Members.

(a)          Notwithstanding any other provision contained herein, each Member (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Members, the Company and each of their subsidiaries and their agents, officers, directors, members, partners, shareholders and employees (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, or (ii) any breach of any obligation by or any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party, whether in this Agreement or in any other agreement with respect to the conveyance, assignment, contribution or other transfer of the Property (or interests therein), assets, agreements, rights or other interests conveyed, assigned, contributed or otherwise transferred to the Company (collectively, the “Inducement Agreements”).

(b)          Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of the Members under this Section 14.3 shall be limited to such Indemnifying Party’s Interest in the Company.

(c)          The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise. The terms of this Section 14 shall survive termination of this Agreement.

Section 15.	Sale Rights

15.1         Push / Pull Rights.

(a)          Availability of Rights. At any time (i) after the third anniversary of this Agreement or (ii) that the Members are unable to agree on a Major Decision and such failure to agree has continued for fifteen (15) days after written notice from one Member to the other Member indicating an intention to exercise rights under this Section 15.1, either Member may exercise its right to initiate the provisions of this Section 15.1.

(b)          Exercise. The Member wishing to exercise its rights pursuant to this Section 15.1 (the “Offeror”) shall do so by giving notice to the other Member (the “Offeree”) setting forth a statement of intent to invoke its rights under this Section 15.1, stating therein the aggregate dollar amount (the “Valuation Amount”) that the Offeror would be willing to pay for the assets of the Company as of the Closing Date (as defined below) free and clear of all liabilities, and setting forth all oral or written offers and inquiries received by the Offeror during the previous twelve-month period relating to the financing, disposition or leasing of any Company property.

(c)          Offeree Response. After receipt of such notice, the Offeree shall elect to either (i) sell its entire Interest to the Offeror for an amount equal to the amount the Offeree would have been entitled to receive if the Company had sold its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of sale to the Members in satisfaction of their Interests pursuant to Section 13.3, or (ii) purchase the entire Interest of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their Interests pursuant to Section 13.3. The Offeree shall have thirty (30) days from the giving of the Offeror’s notice in which to exercise either of its options by giving written notice to the Offeror. If the Offeree does not elect to acquire the Offeror’s Interest within such time period, the Offeree shall be deemed to have elected to sell its Interest to the Offeror as provided in subsection (i) above.

(d)          Earnest Money. Within five (5) business days after an election has been made or deemed made under Section 15.1(c), the acquiring Member shall deposit with a mutually acceptable third-party escrow agent a non-refundable earnest money deposit in the amount of five percent (5%) of the amount the selling Member is entitled to receive for its Interest under this Section 15.1, which amount shall be applied to the purchase price at closing. If the acquiring Member should thereafter fail to consummate the transaction for any reason other than a default by the selling Member or a refusal by any lender of the Company or any Subsidiary who has a right under its loan documents to consent to such transfer to so consent, (i) (A) the earnest money deposit shall be distributed from escrow to the selling Member, free of all claims of the acquiring Member, as liquidated damages and constituting the sole and exclusive remedy available to the selling Member because of a default by the acquiring Member or (B) the selling Member may, by delivering to the acquiring Member written notice thereof, elect to buy the acquiring Member’s entire Interest for an amount equal to the amount the acquiring Member would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their Interests pursuant to Section 13.3, in which case, the Closing Date therefor shall be the date specified in the selling Member’s notice, and (ii) if the acquiring Member was the Offeror, the non-refundable earnest money deposit for any future election by the acquiring Member to buy the selling Member’s Interest shall be twenty percent (20%) of the amount the selling Member is entitled to receive for its Interest in connection with such future election.

(e)          Closing. The closing of an acquisition pursuant to this Section 15.1 shall be held at the principal place of business of the Company on a mutually acceptable date (the “Closing Date”) not later than sixty (60) days (or, if the Offeree is the acquiring Member, ninety (90) days) after an election has been made or deemed made under Section 15.1(c). At such closing, the following shall occur:

(i)          The selling Member shall assign to the acquiring Member or its designee the selling Member’s Interest in accordance with the instructions of the acquiring Member, and shall execute and deliver to the acquiring Member all documents which may be required to give effect to the disposition and acquisition of such interests, in each case free and clear of all liens, claims, and encumbrances, with covenants of general warranty; and

(ii)         The acquiring Member shall pay to the selling Member the consideration therefor in cash.

(f)          Enforcement. It is expressly agreed that the remedy at law for breach of the obligations of the Members set forth in this Section 15.1 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Member to comply fully with such obligations, and (ii) the uniqueness of the Company’s business and the Members’ relationships. Accordingly, each of such obligations shall be, and is hereby expressly made, enforceable by an order of specific performance.

15.2         Forced Sale Rights.

(a)          Offers. If, at any time following the third anniversary of the date that the Property is acquired by a Subsidiary, (i) either Member desires to offer the Company Interest for sale on specified terms, or (ii) receives from an unaffiliated purchaser a bona fide written cash offer (i.e., not seller financed) for the purchase of such Company Interest on terms that such Member desires for the Company to accept (such specified terms or bona fide offer being herein called the “Offer”), then the Member desiring to make or accept the Offer (the “Initiating Member”) shall provide written notice of the terms of such Offer (the “Sale Notice”) to the other Member (the “Non-Initiating Member”).

(b)          Response. The Non-Initiating Member shall have thirty (30) days from the date of the Sale Notice (the “Response Period”) to provide written notice to the Initiating Member of whether the Company should make or accept the Offer; the failure to timely deliver such notice shall be deemed to constitute an election to accept the Offer and sell such Company Interest on the terms of the Offer.

(c)          Offer Unacceptable. If the Non-Initiating Member does not wish for the Company to make or accept the Offer, the Initiating Member may elect to sell its Interest to the Non-Initiating Member, in which case the Non-Initiating Member must purchase the Initiating Member’s Interest for an amount equal to the amount that would be distributable to the Initiating Member if the Company had accepted the Offer, closed the sale pursuant to such Offer and wound up its affairs pursuant to Section 13.

For purposes of the foregoing calculations, the purchase price for a sale shall be reduced by Imputed Closing Costs therefor. The Initiating Member must exercise this option, if at all, by delivering written notice thereof to the Non-Initiating Member within twenty (20) days after the end of the Response Period. The Non-Initiating Member shall pay the Initiating Member cash for its Interest, as the case may be. Closing shall take place on or before the date specified in the Sale Notice, but if the Non-Initiating Member is purchasing the Initiating Member’s Interest, the Non-Initiating Member shall have until 120 days after the Sale Notice in which to close. If the Initiating Member or the Non-Initiating Member defaults at closing, the non-defaulting party shall have the right to bring suit for damages, for specific performance, or exercise any other remedy available at law or in equity. Upon payment at closing, the Initiating Member shall execute and deliver all documents reasonably required to transfer the interest being sold.

(d)          Offer Acceptable. If the Non-Initiating Member consents (or is deemed to have consented) to the Company selling the Company Interest on the terms of the Offer, then the Initiating Member shall be allowed to sell the Company Interest for cash on the terms of the Offer for a period of up to one hundred eighty (180) days following the expiration of the Response Period. If the Initiating Member obtains a bona fide third party contract to sell the Company Interest on the terms of the offer within such one hundred eighty (180) day period, the Initiating Member shall have an additional period of ninety (90) days after the date of such contract (that is, not to exceed 270 days after the expiration of the Response Period) in which to consummate the sale. If after having received the consent (or deemed consent) of the Non-Initiating Member to the sale of such Company Interest on the terms of the Offer, the Initiating Member is unable to obtain a bona fide contract within such one hundred eighty (180) day period, or if after having obtained such bona fide contract, the Initiating Member is unable to consummate such sale within 270 days after the expiration of the Response Period, then the Initiating Member must again submit an Offer to the Non-Initiating Member under the terms of this Section 15.2 before it may sell such Company Interest.

Section 16.	Mediation of Disputes.

16.1         Events Giving Rise To Mediation. In the event that there is a dispute between the Members as to any action or issue, then and in such event all of the Members agree, upon the written request of any one Member, to submit to mediation within ten (10) days of receipt of the request for mediation for the purpose of resolving the dispute.

16.2         Selection of Mediator. Within ten (10) days of the date upon which the written request is sent pursuant to Section 16.1, the Members shall meet for the purpose of selecting one (1) natural person to act as mediator for the Company for such dispute. In the event that the Members are unable to agree upon the selection of the mediator at such meeting, then within ten (10) days following such meeting, the Member requesting such mediation shall select one (1) qualified mediator and the remaining Member shall select one (1) qualified mediator and, within five (5) days of the date of their selection, the two persons so selected shall select a third qualified mediator who will serve as the sole mediator for the dispute. In the event that the Member requesting such mediation selects one such natural person within such ten (10) day period, but the remaining Member fails to select one such natural person within such ten (10) day period, or vice versa, then the natural person selected shall serve as the sole mediator for the dispute. No natural person selected by the Members and/or by the mediators may be employed by, doing substantial business with or otherwise affiliated with any of the Members (including, but not limited to, acting as an attorney or accountant for any one or more of the Members or for the Company). The term “qualified mediator” as used herein shall mean a natural person experienced in mediating disputes between businesses similar to the business in which the Company is engaged.

16.3         Mediation. Not later than fifteen (15) days following the selection of the sole mediator, the mediation shall be convened by the mediator at a mutually agreeable site. Such mediation shall take place in accordance with the Rules of the American Arbitration Association as in effect on the date of commencement of the mediation. The mediator’s only authority hereunder shall be to assist the Members in mediating a dispute. The mediator’s fees shall be paid by the Company. If the mediation is unsuccessful, then the Members shall have such rights and remedies as may be provided at law or in equity. Nothing in this Section 16 shall require the parties to submit to arbitration.

Section 17.	Miscellaneous.

17.1         Notices.

(a)          All notices, requests, approvals, authorizations, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or overnight courier service, mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, or sent via facsimile (provided such facsimile is immediately followed by the delivery of an original copy of same via one of the other foregoing delivery methods) addressed to:

If to SOIF:

c/o Bluerock Real Estate, L.L.C.
70 East Fifth Street, 9th Floor
New York, New York 10022

Attention: R. Ramin Kamfar

with a copy to:

c/o Bluerock Real Estate, L.L.C.

70 East Fifth Street, 9th Floor
New York, New York 10022

Attention: Michael Konig, Esq.

If to SOIF II:

c/o Bluerock Real Estate, L.L.C.
70 East Fifth Street, 9th Floor
New York, New York 10022

Attention: R. Ramin Kamfar

with a copy to:

c/o Bluerock Real Estate, L.L.C.

70 East Fifth Street, 9th Floor
New York, New York 10022

Attention: Michael Konig, Esq.

(b)          Each such notice shall be deemed delivered (a) on the date delivered if by hand delivery or overnight courier service or facsimile, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed (provided, however, if such actual delivery occurs after 5:00 p.m. (local time where received), then such notice or demand shall be deemed delivered on the immediately following business day after the actual day of delivery).

(c)          By giving to the other parties at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

17.2         Governing Law. This Agreement and the rights of the Members hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware. Each of the parties hereto irrevocably submits to the jurisdiction of the New York State courts and the Federal courts sitting in the State of New York and agree that all matters involving this Agreement shall be heard and determined in such courts. Each of the parties hereto waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto designates CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent for service of process in the State of New York, which designation may only be changed on not less than ten (10) days’ prior notice to all of the other parties.

17.3         Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns. Except as otherwise provided herein, any Member who Transfers its Interest as permitted by the terms of this Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such Transfer.

17.4         Pronouns. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

17.5         Table of Contents and Captions Not Part of Agreement. The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

17.6         Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Members shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the Members without renegotiation of any material terms and conditions stipulated herein.

17.7         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

17.8         Entire Agreement and Amendment. This Agreement and the other written agreements described herein between the parties hereto entered into as of the date hereof, constitute the entire agreement between the Members relating to the subject matter hereof. In the event of any conflict between this Agreement or such other written agreements, the terms and provisions of this Agreement shall govern and control.

17.9         Further Assurances. Each Member agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement or any provisions hereof or to carry on the business contemplated hereunder.

17.10         No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Members and the Company, and no other party (including, without limitation, any creditor of the Company) shall have any right or claim against any Member by reason of those provisions or be entitled to enforce any of those provisions against any Member.

17.11         Incorporation by Reference. Every Exhibit and Annex attached to this Agreement is incorporated in this Agreement by reference.

17.12         Limitation on Liability. Except as set forth in Section 14 and with respect to a Default Loan as set forth in Section 5.2(b), the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions as provided under Section 5. Except with respect to a Default Loan as set forth in Section 5.2(b), any claim against any Member (the “Member in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question’s Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 13.3(d) hereof. Except with respect to a Default Loan as set forth in Section 5.2(b), any right to proceed against (i) any other assets of the Member in Question or (ii) any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

17.13         Remedies Cumulative. The rights and remedies given in this Agreement and by law to a Member shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member under the provisions of this Agreement or given to a Member by law. In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover from the other party reasonable attorney’s fees and costs incurred in connection therewith.

17.14         No Waiver. One or more waivers of the breach of any provision of this Agreement by any Member shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Member to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Member by reason of such breach be deemed a waiver by a Member of its remedies and rights with respect to such breach.

17.15         Limitation On Use of Names. Notwithstanding anything contained in this Agreement or otherwise to the contrary, each Member as to itself agrees that neither it nor any of its Affiliates, agents, or representatives is granted a license to use or shall use the name of the other under any circumstances whatsoever, except such name may be used in furtherance of the business of the Company but only as and to the extent unanimously approved by the Managers.

17.16         Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with the other Members for the benefit of such Members, that (i) it is not currently making a market in Interests in the Company and will not in the future make such a market and (ii) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder. Each Member further agrees that it will not assign any Interest in the Company to any assignee unless such assignee agrees to be bound by this Section and to assign such Interest only to such Persons who agree to be similarly bound.

17.17         Uniform Commercial Code. The interest of each Member in the Company shall be a “uncertificated security” governed by Article 8 of the Delaware UCC and the UCC as enacted in the State of New York (the “New York UCC”), including, without limitation, (i) for purposes of the definition of a “security” thereunder, the interest of each Member in the Company shall be a security governed by Article 8 of the Delaware UCC and the New York UCC and (ii) for purposes of the definition of a “uncertificated security” thereunder.

17.18         No Construction Against Drafter. This Agreement has been negotiated and prepared by SOIF and SOIF II and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

IN WITNESS WHEREOF, the Members have executed this Limited Liability Company Agreement as of the date set forth above.

MEMBERS:

Bluerock Special Opportunity + Income Fund, LLC,
a Delaware limited liability company

By:	Bluerock Real Estate, L.L.C.,
a Delaware limited liability company,
its Manager

	By:	/s/ Jordan Ruddy
	Name:	Jordan Ruddy
	Title:	President

Bluerock Special Opportunity + Income Fund II, LLC,
a Delaware limited liability company

By:	BR SOIF II Manager, LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ Jordan Ruddy
	Name:	Jordan Ruddy
	Title:	President

Initial Capital Contributions and Percentage Interests

Member Name	Initial Capital Contribution	Percentage Interest

Bluerock Special Opportunity + Income Fund, LLC	$518,547.62	10.0%

Bluerock Special Opportunity + Income Fund II, LLC	$4,666,928.61	90.0%